EXHIBIT 5.1 Legal Opinion of Thomas A. Braun, Attorney

BRAUN & COMPANY
777 HORNBY STREET, SUITE 702, VANCOUVER, BC V6Z 1S2
TELEPHONE (604) 605-0507 FACSIMILE (604) 605-0508

September 27, 2006

Board of Directors
MIV Therapeautics, Inc.
1-8765 Ash Street
Vancouver, B.C. V6P 6T3

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Sterling Group Ventures, Inc's (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 3,000,000 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to the Company's 2006 Non Qualified Stock Compensation Plan (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Thomas A. Braun

Thomas A. Braun